March 2, 2018
Dear Roger,
I am pleased to provide you with details regarding the supplemental cash bonus that we recently discussed. Capitalized terms used in this letter, but not otherwise defined, will have the same meaning given to them in the Executive Employment Agreement between Liquidity Services, Inc. (the “Company”) and you dated January 8, 2018.

•	The Company will pay you a supplemental cash bonus in an amount not to exceed Five Hundred Thousand United States Dollars (US$500,000) subject to the terms in this letter (the “Bonus”).

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The Company will accrue the benefit to you of 50% of the Bonus if you achieve, to the satisfaction of the Chief Executive Officer (the “CEO”) and the Compensation Committee of the Board of Directors (the “Compensation Committee”), the FY 2018 LOT Roadmap. “FY 2018 LOT Roadmap” means the plan to develop and launch into production specific technology solutions relating to the Company’s LiquidityOne Transformation by September 30, 2018. The Compensation Committee may waive completion of any portion of the FY 2018 LOT Roadmap in its sole discretion (for example, a part of the FY 2018 LOT Roadmap is made moot by changes in Company strategy). Within sixty (60) days after September 30, 2018, the CEO will present his recommendation to the Compensation Committee on what percent of the FY 2018 LOT Roadmap has been achieved for the Committee’s review and approval.

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The Company will accrue the benefit to you of the remaining 50% of the Bonus if you achieve, to the satisfaction of the CEO and the Compensation Committee, the FY2019 IT Roadmap. “FY 2019 IT Roadmap” means the plan to: (i) complete the final remaining elements of the LiquidityOne Transformation; (ii) realize post-LiquidityOne Transformation cost-benefits from retiring legacy systems to the extent not already realized; and (iii) develop and launch into production specific additional technology solutions by September 30, 2019. The Compensation Committee may waive completion of any portion of the FY 2019 IT Roadmap in its sole discretion (for example, a part of the FY 2019 IT Roadmap is made moot by changes in Company strategy). Within sixty (60) days after September 30, 2019, the CEO will present his recommendation to the Compensation Committee on what percent of the FY 2019 IT Roadmap has been achieved for the Committee’s review and approval.

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The Company will pay the Bonus to you, to the extent such amounts have been approved by the Compensation Committee and, therefore, has accrued to you, on or before December 31, 2019 (the “Payment Date”).

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If either the FY 2018 LOT Roadmap or the FY 2019 IT Roadmap changes, then the CEO will amend in good faith the schedule and goals on which you accrue your Bonus to reasonably accommodate roadmap changes; provided, however, the CEO may not change the total maximum amount of the Bonus or the Payment Date.

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If, as of the Payment Date, you are no longer employed by the Company or either you or the Company has given notice to terminate your employment, you will have no right to the Bonus or any part thereof, unless such termination of employment is: (a) by reason of death or Disability; or (b) by the Company without Cause or by you for Good Reason (as such terms are defined in your Executive Employment Agreement). In such circumstances, you will lose no entitlement to the Bonus which has already accrued and you shall be entitled to such pro rata portion of the unaccrued Bonus achieved as reasonably determined by the CEO.

All amounts paid to you under this Agreement will be reported as income to you and subject to any deductions and withholdings required by law or Company policy.

On behalf of Liquidity Services, I congratulate you and thank you for your dedication to the continuing development and growth of the Company.

Sincerely,

Mike Lutz
VP, Human Resources